Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-223775 on Form S-3, and Registration Statement Nos., 333-196920 and 333-257391on Form S-8 of The First of Long Island Corporation of our report dated March 12, 2025, with respect to the consolidated financial statements of The First of Long Island Corporation and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2024.

New York, New York	/s/ Crowe LLP
March 12, 2025	Crowe LLP